Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FDCTECH, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF AUGUST, A.D. 2026, AT 11:56 O`CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

5943514 8100
SR# 20264092155

Authentication: 204855790
Date: 08-17-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:56 AM 08/17/2026
FILED 11:56 AM 08/17/2026
SR 20264092155 - File Number 5943514

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
FDCTECH, INC.

FDCTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as heretofore amended, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

> RESOLVED, that paragraph (a) of the Article of the Certificate of Incorporation of this Corporation numbered "FOURTH" be, and it hereby is, amended and restated in its entirety to read as follows:
>
> > "(a) The total number of shares of stock which the Corporation shall have authority to issue is 765,000,000 shares, consisting of 750,000,000 shares of Common Stock having a par value of $.0001 per share and 15,000,000 shares of Preferred Stock having a par value of $.0001 per share.
> >
> > The authority of the Board of Directors concerning each series of Preferred Stock shall include, but not be limited to, determining the qualifications, limitations, voting and other powers, preferences, and relative, participating, optional or other rights of the Preferred Stock."

SECOND: That thereafter, in lieu of a meeting and vote of stockholders, the holders of the outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, gave their written consent to said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice thereof has been given as provided in said Section 228 to those stockholders who have not consented in writing.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 17th day of August 2026.

FDCTECH, INC.

Imran Firoz
____

By: Imran Firoz
Name: Imran Firoz
Title: Chief Financial Officer